The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-119067

SUBJECT TO COMPLETION. DATED JUNE 3, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated October 1, 2004)

Depositary Shares

Weingarten Realty Investors

Depositary Shares of Beneficial Interest

Each Representing 1/100 of a Share of

6.50% Series F Cumulative Redeemable Preferred Shares

(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

We are offering depositary shares, each one of which represents a 1/100 fractional interest in a share of our 6.50% Series F Cumulative Redeemable Preferred Shares, par value $.03 per share, deposited with Mellon Investor Services LLC as depositary. Each depositary share entitles the holder to a proportionate share of all rights and preferences of the Series F Preferred Shares (including dividend, voting and liquidation rights and preferences). The liquidation preference of each Series F Preferred Share is $2,500.00 (equivalent to $25.00 per depositary share), plus an amount equal to accumulated and unpaid dividends.

The depositary shares offered hereby will be an additional issuance of the depositary shares, each representing 1/100 of a share of our Series F Preferred Shares, and will be treated as a single series with the 8,000,000 depositary shares that were issued on January 30, 2007 and are currently outstanding. Similarly, the Series F Preferred Shares that will be issued in connection with the issuance of the depositary shares offered hereby will be treated as a single series with the 80,000 Series F Preferred Shares that were issued on January 30, 2007 and are currently outstanding.

The Series F Preferred Shares and the depositary shares will not be redeemable before January 30, 2012. Beginning January 30, 2012, we may redeem Series F Preferred Shares at $2,500.00 per share (equivalent to $25.00 per depositary share), plus all accumulated and unpaid dividends. Dividends on the Series F Preferred Shares that will be issued in connection with this offering will be cumulative from March 15, 2008 and are payable quarterly, starting June 15, 2008.

The outstanding depositary shares are, and the depositary shares offered hereby will be, listed on the New York Stock Exchange under the symbol “WRIPrF.”

To preserve our status as a real estate investment trust for federal income tax purposes, we impose certain restrictions on ownership of our common and preferred shares. See “Restrictions on Ownership” in the accompanying prospectus.

Investing in the depositary shares involves risks. See the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 29, 2008.

	Per Depositary Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The depositary shares will be ready for delivery on or about June     , 2008.

Wachovia Securities

The date of this prospectus supplement is June     , 2008.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus, including documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, references to “Weingarten,” “we,” “us” and “our” are to Weingarten Realty Investors, a Texas real estate investment trust and its subsidiaries.

This prospectus supplement contains the terms of this offering. A description of our depositary shares is contained in the accompanying prospectus under the caption “Description of Depositary Shares.” This prospectus supplement, or the information incorporated herein by reference, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated herein by reference, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated herein by reference, will apply and will supersede that information in the accompanying prospectus.

THE COMPANY

We are a real estate investment trust based in Houston, Texas. We develop, acquire and own neighborhood and community shopping centers. To a lesser degree, we develop, acquire and own industrial real estate. We have engaged in these activities since 1948.

As of March 31, 2008, we owned or had an equity interest in 381 developed income-producing properties and 35 properties under various stages of construction and development, consisting of approximately 74.0 million square feet of building area. These properties consist of 335 neighborhood and community shopping centers, generally in the 100,000 to 400,000 square foot range, 78 industrial properties and three other operating properties. Our properties are located in 23 states that span the southern half of the United States from coast to coast. Our shopping centers are anchored primarily by supermarkets, drugstores or other value-oriented retailers. As of March 31, 2008, we leased to approximately 5,500 different tenants under approximately 7,500 separate leases. The weighted average occupancy rate of all of our improved properties as of March 31, 2008 was 93.7%.

Our executive offices are located at 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and our telephone number is (713) 866-6000. Our website address is www.weingarten.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the depositary shares offered by this prospectus supplement will be approximately $         million after deducting the underwriting discount and other estimated offering expenses.

We intend to use the net proceeds from this offering to reduce amounts outstanding under our credit facilities, which are among our primary methods of financing our on-going acquisition and new development programs. As of May 30, 2008, we had borrowed approximately $285.0 million under our credit facilities, and such amount bore interest at a weighted average rate of 2.7% per annum. An affiliate of Wachovia is a lender under one of our credit facilities and will receive a pro rata portion of the net proceeds used to reduce amounts outstanding under such facility.

Pending application of the net proceeds as described above, we expect to deposit the net proceeds from this offering in interest bearing accounts or purchase certificates of deposit, United States government obligations or other short-term, high-quality debt instruments selected at our discretion.

DESCRIPTION OF SERIES F PREFERRED SHARES AND DEPOSITARY SHARES

General

Under our Restated Declaration of Trust, as amended, our board of trust managers is authorized without further shareholder approval to provide for the issuance of up to 10,000,000 preferred shares, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be set forth in resolutions providing for the issuance of preferred shares adopted by our board of trust managers or any committee thereof to which the board of trust managers delegates authority. At March 31, 2008, we had outstanding 100,000 Series D Cumulative Redeemable Preferred Shares, 29,000 Series E Cumulative Redeemable Preferred Shares, 80,000 Series F Cumulative Redeemable Preferred Shares, and 80,000 Variable Rate Series G Cumulative Redeemable Preferred Shares.

On January 30, 2007, we issued 80,000 Series F Preferred Shares, which remain outstanding. On June     , 2008, the pricing committee of our board of trust managers approved a resolution increasing the number of authorized Series F Preferred Shares to              shares. The depositary shares offered hereby will be an additional issuance of the depositary shares, each representing 1/100 of a share of our Series F Preferred Shares, and will be treated as a single series with the 8,000,000 depositary shares that were issued on January 30, 2007 and are currently outstanding. Similarly, the Series F Preferred Shares that will be issued in connection with the issuance of the depositary shares offered hereby will be treated as a single series with the 80,000 Series F Preferred Shares that were issued on January 30, 2007 and are currently outstanding.

The transfer agent, registrar and dividend disbursing agent for the Series F Preferred Shares and the depositary shares will be Mellon Investor Services LLC.

Each depositary share represents a 1/100 fractional interest in a Series F Preferred Share. The Series F Preferred Shares will be deposited with Mellon Investor Services LLC, as depositary (the “Preferred Share Depositary”), under a Deposit Agreement between us, the Preferred Share Depositary and the holders from time to time of the depositary receipts issued by the Preferred Share Depositary thereunder. The depositary receipts will evidence the depositary shares. Subject to the terms of the Deposit Agreement, each holder of a depositary receipt evidencing a depositary share will be entitled to all the rights and preferences of a fractional interest in a Series F Preferred Share (including dividend, voting and liquidation rights and preferences). See “Description of Depositary Shares” in the accompanying prospectus.

The outstanding depositary shares are, and the depositary shares offered hereby will be, listed on the New York Stock Exchange under the symbol WRIPrF. The Series F Preferred Shares are not so listed, and we do not expect that there will be any trading market for the Series F Preferred Shares except as represented by the depositary shares.

Dividends

Holders of the Series F Preferred Shares will be entitled to receive, when and as declared by our board of trust managers, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.50% of the liquidation preference per year (equivalent to $1.625 per year per depositary share). Dividends on the Series F Preferred Shares offered in connection with this offering will be cumulative from March 15, 2008 and will be payable quarterly in arrears on the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day, starting June 15, 2008. Any dividend payable on the Series F Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Preferred Share Depositary will distribute dividends received in respect of the Series F Preferred Shares to the record holders of the depositary receipts as of the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable dividend payment date falls or on such other date designated by our board of trust managers for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date.

No dividends on the Series F Preferred Shares may be authorized by our board of trust managers or paid or set apart for payment by us at any time if the terms and provisions of any agreement to which we are a party, including any agreement relating to our indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment is restricted or prohibited by law. These restrictions do not currently prevent our payment of dividends on Series F Preferred Shares.

Notwithstanding the foregoing, dividends on the Series F Preferred Shares will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Series F Preferred Shares will not bear interest. Holders of the Series F Preferred Shares and the depositary shares will not be entitled to any dividends in excess of full cumulative dividends as described above.

Any dividend payment made on the Series F Preferred Shares will first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

Ranking

With respect to the payment of dividends and amounts upon liquidation, the Series F Preferred Shares will rank equally with all of our other preferred shares, when issued, including the Series D Cumulative Redeemable Preferred Shares, the Series E Cumulative Redeemable Preferred Shares and the Variable Rate Series G Cumulative Redeemable Preferred Shares and will rank senior to our common shares.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of the Series F Preferred Shares then outstanding are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $2,500.00 per Series F Preferred Share (equivalent to $25.00 per depositary share), plus an amount equal to all accumulated and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common shares or any other capital shares that rank junior to the Series F Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Shares will have no right or claim to any of our remaining assets. For further information regarding the rights of the holders of the Series F Preferred Shares upon our liquidation, dissolution or winding up, see “Description of Depositary Shares—Liquidation Preference” in the accompanying prospectus.

Redemption

Except in certain circumstances relating to our qualification as a REIT, we may not redeem the Series F Preferred Shares prior to January 30, 2012. On and after January 30, 2012, at our option upon not less than 30 nor more than 60 days’ written notice, we may redeem the Series F Preferred Shares (and the Preferred Share Depositary will redeem the number of depositary shares representing the Series F Preferred Shares so redeemed upon not less than 30 days’ written notice to the holders thereof), in whole or in part, at any time or from time to time, for cash at a redemption price of $2,500.00 per Series F Preferred Share (equivalent to $25.00 per depositary share), plus all accumulated and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. Holders of depositary receipts evidencing depositary shares to be redeemed shall surrender such depositary receipts at the place designated in such notice and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon such redemption following such surrender. If fewer than all the outstanding depositary shares are to be redeemed, the depositary shares to be redeemed shall be selected by the Preferred Share Depositary by lot.

Unless full cumulative dividends on all Series F Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, no Series F Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly by us; provided, however, that the foregoing shall not prevent the redemption of Series F Preferred Shares in accordance with the applicable provisions of Article XVIII of our declaration of trust or as may otherwise be necessary to preserve our status as a REIT or a purchase or acquisition of Series F Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Shares.

We shall give the Preferred Share Depositary not less than 30 days’ prior written notice of redemption of the deposited Series F Preferred Shares. In addition, notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Preferred Share Depositary, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the depositary shares to be redeemed at their respective addresses as they appear on the records of the Preferred Share Depositary. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series F Preferred Share except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series F Preferred Shares and the number of depositary shares to be redeemed; (iv) the place or places where the depositary receipts are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all the Series F Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series F Preferred Shares to be redeemed.

The holders of depositary shares at the close of business on a record date will be entitled to receive the dividend payable with respect to the underlying Series F Preferred Shares on the corresponding dividend payment date notwithstanding the redemption thereof between such record date and the corresponding dividend payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series F Preferred Shares called for redemption.

The Series F Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Voting Rights

Holders of the Series F Preferred Shares will not have any voting rights except as set forth below or as otherwise from time to time required by law.

In any matter in which the Series F Preferred Shares may vote (as expressly provided herein, or as may be required by law), each Series F Preferred Share shall be entitled to one vote. As a result, each depositary share will be entitled to 1/100 of a vote.

If dividends on the Series F Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series F Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable, including the Series D Preferred Shares, the Series E Preferred Shares and the Variable Rate

Series G Cumulative Redeemable Preferred Shares) will be entitled to vote for the election of two additional trust managers to serve on our board of trust managers at a special meeting called by the holders of record of at least ten percent (10%) of the Series F Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series F Preferred Shares for the past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case the entire board of trust managers will be increased by two trust managers. For further information regarding the voting rights of the holders of preferred shares and related depositary receipts, see “Description of Depositary Shares—Voting Rights” in the accompanying prospectus.

Conversion

The Series F Preferred Shares and the depositary shares are not convertible into or exchangeable for any of our other property or securities.

Ownership Limit

Ownership of more than 9.8% of our total outstanding capital shares is restricted in order to preserve our status as a REIT for federal income tax purposes. Ownership of the depositary shares will be included for the purpose of determining whether a holder has met this limit and will count towards the holder’s duty to respond to inquiries regarding share ownership. For information regarding restrictions on ownership of our capital shares, see “Restrictions on Ownership” in the accompanying prospectus.

RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth the respective ratios of earnings and funds from operations to combined fixed charges and preferred share dividends for the periods shown:

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to combined fixed charges and preferred share dividends	1.46x	1.61x	1.60x	1.78x	1.82x	1.61x	1.67x
Ratio of funds from operations to combined fixed charges and preferred share dividends	2.19x	2.23x	2.17x	2.44x	2.64x	2.61x	2.53x

The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the sum of fixed charges and preferred share dividends. The ratios of funds from operations to combined fixed charges and preferred share dividends were computed by dividing funds from operations by the sum of fixed charges and preferred share dividends.

For these purposes, earnings consist of income from continuing operations plus fixed charges (excluding interest costs capitalized) and preferred share dividends. Funds from operations consists of net income available to common shareholders plus depreciation and amortization of real estate assets, less gain on sale of properties, plus fixed charges (excluding interest costs capitalized) and preferred share dividends.

FEDERAL INCOME TAX CONSEQUENCES

Because the following discussion is a summary that, in conjunction with the discussion contained under the heading “Federal Income Tax Consequences” in the accompanying prospectus, is intended to address only material federal income tax consequences relating to the ownership and disposition of depositary shares that will apply to taxable U.S. holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•

special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code (the “Code”);

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with our shareholders that hold depositary shares as “capital assets,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our depositary shares on your tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the current Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as reflected in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayers to whom they are addressed, and court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect interpretations of current law. Any change could apply retroactively. We have not requested and do not plan to request any rulings from the Internal Revenue Service concerning our tax treatment. It is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Taxation of U.S. Shareholders. As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of depositary shares that is, for United States federal income tax purposes:

(1)	a citizen or resident, as defined in Section 7701(b) of the Code;

(2)	a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

(3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)	in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons, and a qualifying trust that elects to be treated as a United States trust under applicable Treasury Regulations.

Generally, in the case of a partnership that holds depositary shares, any partner that would be a U.S. shareholder if it held depositary shares directly is also a U.S. shareholder. Generally, a “non-U.S. shareholder” is a holder, including any partner in a partnership that holds depositary shares, that is not a U.S. shareholder.

General. U.S. shareholders will be treated for federal income tax purposes as if they were the owners of the Series F Preferred Shares represented by such depositary shares. Accordingly, U.S. shareholders will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were owners of such Series F Preferred Shares. Withdrawals of Series F Preferred Shares for depositary shares are not taxable events for federal income tax purposes.

Distributions. So long as we qualify as a REIT, distributions to our U.S. shareholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations or for the maximum 15% tax rate available for individuals with respect to corporate dividends. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s depositary shares. Rather, such distributions will reduce the adjusted basis of such depositary shares. Distributions in excess of our current and accumulated earnings and profits that exceed the U.S. shareholder’s adjusted basis in its depositary shares will be taxable as capital gains in the amount of such excess if the depositary shares are held as a capital asset. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital Gain Distributions. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its depositary shares. Designations made by us only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on our undistributed capital gain.

A U.S. shareholder:

(1)	will include in its income as long-term capital gains its proportionate share of our undistributed capital gains; and

(2)	will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that its proportionate share of the tax paid by us exceeds the U.S. shareholder’s tax liability on the undistributed capital gain.

A U.S. shareholder will increase the basis in its depositary shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

With respect to shareholders who are taxed at the rates applicable to individuals, we will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, depending upon the source of the capital gain.

We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

Recipients of capital gains dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income. We may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders at capital gain rates, provided that the shareholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from non-REIT corporations (including any taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a “C” corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.

Sunset of Reduced Tax Rate Provisions. The applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to “sunset” or revert back to provisions of prior law effective for taxable years beginning after December 31, 2010. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and the maximum capital gain tax rate for gains other than “unrecaptured section 1250 gains” would be increased (from 15% to 20%). The impact of this reversion is not discussed herein. Consequently, you are urged to consult your tax advisor regarding the effect of the sunset provisions on your investment.

Taxation of Taxable Shareholders; Backup Withholding. The backup withholding rate is currently 28%. In determining the extent to which a distribution on the depositary shares constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series F Preferred Shares and all other series of preferred stock that are equal in rank as to distributions and upon liquidation with the Series F Preferred Shares, and second to distributions with respect to any of our other capital stock ranking junior to the Series F Preferred Shares as to distributions and upon liquidation.

Other Tax Considerations. Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our depositary shares will not be treated as passive activity income and, as a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, regular taxable dividends from us generally will be treated as investment income for purposes of the investment interest limitations. In addition, a U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of depositary shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain, and qualified dividend income. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

Sales of Shares. Upon any taxable sale or other disposition of depositary shares to a party other than us, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

(1)	the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2)	the holder’s adjusted basis in the depositary shares for tax purposes.

This gain or loss will be a capital gain or loss if the depositary shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our depositary shares held for more than one year. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of depositary shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains.

Redemption of Depositary Shares. On and after January 30, 2012, the Series F Preferred Shares shall be redeemable at our option. Whenever we redeem any of our Series F Preferred Shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem, as of the same redemption date, the number of depositary shares representing such number of Series F Preferred Shares so redeemed by us. The treatment to a holder of depositary shares arising from any redemption by us of Series F Preferred Shares and corresponding redemption by the Preferred Share Depositary of depositary shares can only be determined on the basis of particular facts as to the holder of depositary shares at the time of redemption. In general, a holder of depositary shares will recognize gain or loss (as opposed to dividend income) measured by the difference between the amount received by the holder in the redemption and such holder’s adjusted tax basis in the depositary shares so redeemed (and which gain or loss will be a capital gain or loss provided the redeemed depositary shares are held as a capital asset) if such redemption either results in a “complete termination” of such holder’s interest in all classes of our shares and other equity interests in us under Section 302(b)(3) of the Code or is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any depositary shares owned by the holder, but also the holder’s ownership of any other class of our shares (i.e., common or preferred) and any other equity interest in us, as well as any options (including stock purchase rights) to acquire any of our shares or other equity interests in us. The holder also must take into account any such shares, equity interests and options which are considered to be owned by such holder by reason of the constructive ownership rules of Sections 318 and 302(c) of the Code.

If a particular holder of depositary shares does not own (either actually or constructively) any of our shares or other equity interest in us (including options) or only owns (actually and constructively) an insubstantial percentage of our outstanding shares and other equity interests in us, then it is probable that the redemption of depositary shares of such a holder would be considered “not essentially equivalent to a dividend” and, thus, would result in gain or loss for the holder from the redemption of the depositary shares (and capital gain or loss for the holder if the redeemed depositary shares were held by the holder as a capital asset). However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of depositary shares intending to rely on any of these tests at the time of redemption is urged to consult its own tax advisor to determine their application to its particular situation.

If the redemption does not meet any of the tests under Section 302(b) of the Code, then the proceeds received by a holder from the redemption of any of its depositary shares will be treated as a distribution to which Sections 301(a) and 301(c) of the Code apply, as discussed above. If the redemption is taxed as a dividend, the holder’s adjusted tax basis in the redeemed depositary shares will be transferred to any other shareholdings in us of the holder of depositary shares. If the holder of depositary shares owns no other shareholdings in us, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Redemption Premium. Under Section 305(c) of the Code and applicable Treasury Regulations, if the redemption price of the Series F Preferred Shares exceeds their issue price then the difference (known as a redemption premium) may be taxable as a constructive distribution on the Series F Preferred Shares to the holder (treated as a dividend to the extent of our current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over a certain period. Because Series F Preferred Shares provide for an optional right of redemption by us at a price that may exceed the issue price, holders of Series F Preferred Shares could be required to recognize such redemption premium currently under a constant interest rate method similar to that for accruing original issue discount if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur. If shares may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all of the facts and circumstances. Applicable Treasury Regulations provide a safe harbor under which a right to redeem will not be treated as more likely than not to occur if (i) the issuer and the shareholder are not related within the meaning of such regulations; (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the shares (disregarding, for this purpose, certain separate mandatory redemption obligations); and (iii) exercise of the right to redeem would not reduce the yield of the shares, as determined under the regulations. Regardless of whether the optional redemption is more than likely not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount. Although we do not expect that the redemption premium in this offering will qualify for the foregoing de minimis exception, we intend to take the position that the existence of our optional redemption right does not result in a constructive distribution to the holders of Series F Preferred Shares under the safe harbor above and our determination that as of the time of issuance of the Series F Preferred Shares, based on all of the facts and circumstances, the optional redemption right provided to us is not more likely than not to occur.

Special Relief Provisions. If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed in the Prospectus, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

If we fail to satisfy one of the REIT asset tests (other than certain de minimis failures), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

Securities for purposes of the asset tests may include debt securities. However, the Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% of value test: (1) certain securities that meet the “straight debt” safe-harbor; (2) loans to individuals or estates; (3) obligations to pay rent from real property; (4) rental agreements described in Section 467 of the Code; (5) any security issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the Internal Revenue Service. In addition, for purposes of the 10% of value test only, to the extent we hold debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities. See the discussion under the caption “Federal Income Tax Consequences—Asset Tests” in the Prospectus.

If we fail to satisfy certain other requirements under the Code the failure of which would result in the loss of our REIT status, and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure in order to maintain our qualification as a REIT.

UNDERWRITING

We intend to offer the depositary shares through Wachovia Capital Markets, LLC (“Wachovia”) as underwriter. Subject to the terms and conditions described in an underwriting agreement and a related pricing agreement, each between us and Wachovia, we have agreed to sell to Wachovia, and Wachovia has agreed to purchase from us,              depositary shares.

Wachovia has agreed to purchase all of the depositary shares sold under the underwriting agreement and the related pricing agreement if any of the depositary shares are purchased.

We have agreed to indemnify Wachovia against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments Wachovia may be required to make in respect of those liabilities.

Wachovia is offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by Wachovia, subject to approval of legal matters by its counsel, including the validity of the depositary shares, and other conditions contained in the underwriting agreement, such as the receipt by Wachovia of officers’ certificates and legal opinions. Wachovia reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

Wachovia has advised us that it proposes initially to offer the depositary shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not to exceed $         per share. Wachovia may allow, and the dealers may reallow, a discount not in excess of $         per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

No Sales of Similar Securities

We have agreed, with exceptions, that for 30 days after the date of this prospectus supplement we will not, without first obtaining the written consent of Wachovia, offer, sell, grant any option for the sale of, contract to sell or otherwise issue any shares of beneficial interest which are substantially similar to the depositary shares (except for shares of beneficial interest issued pursuant to employee benefit plans, employee and trust manager share option plans or as partial or full payment for properties to be acquired by us), or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of beneficial interest which are substantially similar to the depositary shares, whether any such swap or transaction described above is to be settled by delivery of shares of beneficial interest which are substantially similar to the depositary shares, in cash or otherwise.

New York Stock Exchange Listing

The outstanding depositary shares are, and the depositary shares offered hereby will be, listed on the New York Stock Exchange under the symbol “WRIPrF.”

Price Stabilization, Short Positions

Until the distribution of the depositary shares is completed, SEC rules may limit Wachovia from bidding for and purchasing our depositary shares. However, Wachovia may engage in transactions that stabilize the price of the depositary shares, such as bids or purchases to peg, fix or maintain that price.

If Wachovia creates a short position in the depositary shares in connection with the offering, i.e., if it sells more depositary shares than are listed on the cover of this prospectus supplement, Wachovia may reduce that short position by purchasing depositary shares in the open market. Purchases of the depositary shares to stabilize the price or to reduce a short position may cause the price of the depositary shares to be higher than it might be in the absence of such purchases.

Neither we nor Wachovia makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor Wachovia makes any representation that Wachovia will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Affiliates of Wachovia have engaged in, and may in the future engage in, investment banking, commercial lending and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for those transactions.

An affiliate of Wachovia is a lender under one of our credit facilities and will receive a pro rata portion of the net proceeds used to reduce amounts outstanding under such facility.

LEGAL MATTERS

Certain legal matters relating to the Series F Preferred Shares and the depositary shares will be passed upon for us by Locke Lord Bissell & Liddell LLP, Dallas, Texas, and for the underwriter by Sidley Austin LLP, New York, New York, who will rely on the opinion of Locke Lord Bissell & Liddell LLP as to matters of Texas law.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting each incorporated by reference in this prospectus supplement from Weingarten Realty Investors’ Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Weingarten Realty Investors

$1,500,000,000

Common Shares, Preferred Shares, Depositary Shares,

Debt Securities and Warrants

We may offer, from time to time, in one or more series or classes and in amounts, at prices and on terms that we will determine at the time of offering, with an aggregate public offering price of up to $1,500,000,000:

•	unsecured debt securities that may be either senior debt securities or subordinated debt securities;

•	whole or fractional preferred shares of beneficial interest;

•	preferred shares of beneficial interest represented by depositary shares;

•	common shares of beneficial interest; or

•	warrants to purchase preferred shares of beneficial interest or common shares of beneficial interest.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest in any of these securities.

We may offer the securities directly, through agents designated from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. For more information on this topic, please see “Plan of Distribution” on page 34. No securities may be sold without the delivery of the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common shares of beneficial interest trade on the New York Stock Exchange under the symbol “WRI.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 1, 2004.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the documents containing the information.

C AUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “plans,” “intends,” “estimates,” “anticipates,” “expects,” “believes” or similar expressions in this prospectus and the applicable prospectus summary. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus and the applicable prospectus supplement or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus and the applicable prospectus supplement.

i

A BOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the SEC. By using a shelf-registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. The total dollar amount of the securities we sell through these offerings will not exceed $1,500,000,000. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” on page 36.

T HE COMPANY

We are a real estate investment trust based in Houston, Texas. We develop, acquire and own anchored neighborhood community shopping centers. To a lesser degree, we develop, acquire and own industrial real estate. We have engaged in these activities since 1948.

As of June 30, 2004, we owned or had an equity interest in operating properties consisting of approximately 45.6 million square feet of building area. These properties consist of 278 shopping centers generally in the 100,000 to 400,000 square foot range and 62 industrial projects. Our properties are located in 20 states that span the southern half of the United States from coast to coast. Our shopping centers are anchored primarily by supermarkets, drugstores and other retailers that sell basic necessity-type items. As of June 30, 2004, we leased to approximately 5,000 different tenants under 6,800 separate leases. The weighted average occupancy rate of all of our improved properties as of June 30, 2004 was 94.2%.

Our executive offices are located at 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and our telephone number is (713) 866-6000. Our website address is www.weingarten.com. The information contained on our website is not part of this prospectus.

U SE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for:

•	repayment or refinancing of debt;

•	acquisition of additional properties or real estate-related securities;

•	development of new properties;

•	redevelopment of existing properties; and

•	working capital and general purposes.

Pending the use thereof, we intend, generally, to invest any net proceeds in short-term, interest-bearing securities.

R ATIOS OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED SHARE DIVIDENDS

The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred share dividends for the periods shown:

	Six Months Ended June 30,		Years Ended December 31,
	2003	2004	1999	2000	2001	2002	2003
Ratio of earnings to combined fixed charges and preferred share dividends	1.78x	1.97x	2.29x	1.80x	1.92x	2.05x	1.81x

Ratio of funds from operations before interest expense to combined fixed charges and preferred share dividends	2.52x	2.60x	2.79x	2.60x	2.59x	2.65x	2.52x

The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the sum of fixed charges and preferred share dividends. The ratios of funds from operations before interest expense to combined fixed charges and preferred share dividends were computed by dividing funds from operations before interest expense by the sum of fixed charges and preferred share dividends.

For these purposes, earnings consist of income before extraordinary items plus fixed charges (excluding interest costs capitalized) and preferred share dividends. Funds from operations before interest expense consists of net income plus depreciation and amortization of real estate assets, interest on indebtedness and extraordinary charges, less gains and losses on sales of properties and securities.

D ESCRIPTION OF CAPITAL SHARES

We are a Texas real estate investment trust. Your rights as a shareholder are governed by the Texas Real Estate Investment Trust Act, our declaration of trust and our bylaws. The following summary of terms, rights and preferences of the shares of beneficial interest is not complete. You should read our declaration of trust and bylaws for more complete information.

Authorized Shares

Our declaration of trust provides that we may issue up to 160,000,000 shares of beneficial interest, consisting of 150,000,000 common shares, par value $0.03 per share, and 10,000,000 preferred shares, par value $.03 per share. At August 31, 2004, 88,846,406 common shares, 3,000,000 depositary shares, each representing one-thirtieth of a 6.75% Series D Cumulative Redeemable Preferred Share, and 2,900,000 depositary shares, each representing one-one hundredth of a share of 6.95% Series E Cumulative Redeemable Preferred Shares were issued and outstanding. In addition, we have 1,880,645 common shares available for issuance upon the exercise of options granted under our employee and trust manager share option plans. Mellon Investor Services, LLC is the transfer agent and registrar of our common shares and preferred shares.

Shareholder Liability

Under Texas law, you will not be personally liable for any obligation of ours solely because you are a shareholder. Under our declaration of trust, our shareholders are not personally liable for our debts or obligations and will not be subject to any personal liability in tort, contract or otherwise, to any person in connection with our property or affairs by reason of being a shareholder.

Notwithstanding these limitations, common law theories of “piercing the corporate veil” may be used to impose liability on shareholders in certain instances. Also, to the extent that we conduct operations in another jurisdiction where the law of that jurisdiction (1) does not recognize the limitations of liability afforded by contract, Texas law or our declaration of trust, and (2) does not provide similar limitations of liability applicable to real estate investment trusts or other trusts, a third party could attempt, under limited circumstances, to assert a claim against our shareholders based upon our obligations.

Common Shares

Dividends. Subject to any preferential rights of any outstanding series of preferred shares, the holders of our common shares are entitled to such dividends and distributions as may be declared from time to time by the board of trust managers from funds available therefore. We may pay dividends in either cash, property or in common shares. Payment and declaration of dividends on our common shares and purchases of shares thereof by us will be subject to certain restrictions if we fail to pay dividends on our preferred shares.

Distributions and Liquidation Rights. Upon any liquidation, dissolution or winding up of us, holders of our common shares will be entitled to share equally and ratably in any assets available for distribution to them after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any outstanding preferred shares.

No Preemptive Rights. No holders of our common shares have preemptive or other rights to purchase or subscribe for any common shares.

REIT Restrictions on Ownership and Transfer. Our common shares are subject to certain restrictions upon ownership and transfer which were adopted for the purpose of enabling us to preserve our status as a REIT. For a description of such restrictions, see “—Restrictions on Ownership.”

Voting Rights. Each outstanding common share owned by a shareholder entitles that holder to one vote on all matters submitted to a vote of shareholders, including the election of trust managers. The right to vote is subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, which we describe under “– Restrictions on Ownership,” below. There is no cumulative voting in the election of trust managers.

Subject to the terms of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, each common share has the same dividend, distribution, liquidation and other rights as each other common share.

According to the terms of our declaration of trust and bylaws and Texas law, all matters submitted to the shareholders for approval, except for those matters listed below, are approved if a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present are voted in favor of approval. The following matters require approval other than by a majority of all votes cast:

•

the election of trust managers (which provides that trust managers remain on the board unless and until a nominee for that board seat receives the affirmative vote of the holders of 66 2/3% of our common shares);

•	the amendment of our declaration of trust by shareholders (which requires the affirmative vote of 66 2/3% of all votes entitled to be cast on the matter);

•	our termination, winding up of affairs and liquidation (which requires the affirmative vote of 66 2/3% of all the votes entitled to be cast on the matter); and

•

our merger or consolidation with another entity or sale of all or substantially all of our property (which requires the approval of the board of trust managers and an affirmative vote of two-thirds of all the votes entitled to be cast on the matter).

Stock Exchange Listing. Our common shares are traded on the New York Stock Exchange under the trading symbol “WRI.”

Preferred Shares

Our declaration of trust authorizes our board of trust managers to issue up to 10,000,000 preferred shares from time to time, in one or more series, to establish the number of shares in each series and to fix the designations, powers, preferences and nights of each series and the qualifications, limitations or restrictions thereof.

Future Series of Preferred Shares. The applicable prospectus supplement shall set forth with respect to each series that may be issued and sold pursuant hereto:

•	the designation of such shares and the number of shares that constitute such series;

•

the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to the payment of dividends with respect to other classes or series of our capital shares;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights, if any, of the shares;

•	the terms and amount of a sinking fund, if any;

•

the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of our capital shares and any other rights of the shares of such series upon our liquidation or winding-up;

•	whether or not and on what terms the shares of such series will be subject to redemption or repurchase at our option;

•	whether and on what terms the shares of such series will be convertible into or exchangeable for our other debt or equity securities;

•	whether the shares of such series of preferred shares will be listed on a securities exchange;

•

any limitations on direct or beneficial ownership and restrictions on transfer in addition to those described in “—Restrictions on Ownership,” in each case as may be appropriate to preserve our status as a real estate investment trust;

•	any special United States federal income tax considerations applicable to such series; and

•

the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series not inconsistent with our declaration of trust, our bylaws and the Texas Real Estate Investment Trust Act.

The terms of any preferred shares we issue will be set forth in resolutions adopted by our board of trust managers. We will file such resolutions as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred shares in any prospectus supplement will not describe all of the terms of the preferred shares in detail. You should read the applicable resolutions for a complete description of all of the terms.

D ESCRIPTION OF DEPOSITARY SHARES

General. We may issue receipts for depositary shares, each of which will represent a fractional interest of a particular series of a class of preferred shares, as specified in the applicable prospectus supplement. The preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named in the deposit agreement and the holders of the depositary receipts. Immediately following our issuance and delivery of the preferred shares to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Subject to the terms of the applicable depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of a preferred share represented by the depositary shares evidenced by the depositary receipts, to all the rights and preferences of the preferred shares represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights ) as designated by our board of trust managers. The summary of our depositary shares set forth below is not complete. You should refer to the applicable prospectus supplement, provisions of the deposit agreement and the depositary receipts that will be filed with the SEC as part of the offering of any depositary shares. To obtain copies of these documents, see “Where You Can Find More Information” on page 36.

As of the date of this prospectus, the following depositary shares are outstanding:

6.75% Series D Cumulative Redeemable Preferred Shares and Depositary Shares

On April 30, 2003, we issued 100,000 shares of 6.75% Series D Cumulative Redeemable Preferred Shares and 3,000,000 depositary shares for $75.0 million. Each depositary share represents a 1/30 fractional interest in a share of Series D Preferred. The Series D Preferred has a liquidation preference of $750.00 per share (equivalent to $25.00 per depositary share) and the holders are entitled to cumulative dividends from the date of original issuance of $50.625 per share (equivalent to $1.6875 per depositary share). The Series D Preferred ranks on parity with the Series E Preferred described below with respect to the payment of dividends and payments upon liquidation. We may not redeem the Series D Preferred Shares before April 30, 2008. The redemption price per share of Series D Preferred is $750.00 (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends through the date of such redemption. The Series D Preferred and the depositary shares have no maturity date and will remain outstanding indefinitely unless redeemed. The Series D Preferred and the depositary shares are not convertible into or exchangeable for any of our other securities. The Series D Preferred shareholders and holders of the depositary shares generally have no voting rights, except if we fail to pay dividends for six quarters. In that event, the holders of the Series D Preferred and Series E Preferred, voting together as a single class, have the right to elect two trust managers who shall serve until all dividend arrearages have been paid. In such case, the entire board of trust managers will be increased by two trust managers.

The Series D Preferred is not be listed for trading on any exchange. The depositary shares are listed for trading on the New York Stock Exchange.

6.95% Series E Cumulative Redeemable Preferred Shares and Depositary Shares

On July 8, 2004, we issued 29,000 shares of 6.95% Series E Cumulative Redeemable Preferred Shares and 2,900,000 depositary shares for $72.5 million. Each depositary share represents a 1/100 fractional interest in a share of Series E Preferred. The Series E Preferred has a liquidation preference of $2,500 per share (equivalent to $25 per depositary share). The Series E Preferred ranks on a parity with the Series D Preferred with respect to the payment of dividends and payments upon liquidation. We may not redeem the Series E Preferred Shares before July 8, 2009. The redemption price per share of Series E Preferred is $2,500 (equivalent to $25.00 per depositary share), plus accrued and unpaid dividends through the date of such redemption. The Series E Preferred and the depositary shares have no maturity date and will remain outstanding indefinitely unless redeemed. The Series E Preferred and the depositary shares are not convertible into or exchangeable for any of our other securities. The Series E Preferred shareholders and the holders of the depositary shares generally have no voting rights, except if we fail to pay dividends for six quarters. In that event, the holders of the Series E Preferred and Series D Preferred, voting together as a single class, have the right to elect two trust managers who shall serve until all dividend arrearages have been paid. In such case, the entire board of trust managers will be increased by two trust managers.

The Series E Preferred is not listed for trading on any exchange. The depositary shares are listed for trading on the New York Stock Exchange.

See “—Description of Preferred Shares.”

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received on behalf of the preferred shares proportionately to the record holders of the related depositary receipts owned by such holder. Such distributions are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

In the event of a non-cash distribution, the depositary will distribute property it receives to the record holders of depositary receipts entitled to the property unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds of such sale to holders. Such distributions by the depositary are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain changes and expenses to the depositary.

Withdrawal of Shares. Unless the related depositary shares have previously been called for redemption, upon surrender of the depositary receipts at the corporate trust office of the depositary, the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption. Whenever we redeem preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided we have paid in full to the depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. With respect to noncumulative preferred shares, dividends will be paid for the current dividend period only. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease. However, the holders will have the right to receive any moneys payable upon redemption and any money or other property that the holders of such depositary receipts were entitled to at the time of redemption when they surrender their depositary receipts to the depositary.

Voting Rights. Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary receipts related to such preferred shares. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights of the preferred shares related to such holder’s depositary receipts. The record date for depositary receipts will be the same date as the record date for preferred shares. The depositary will vote the preferred shares related to such depositary receipts in accordance with such instructions, and we will agree to take all reasonable action that the depositary deems necessary to enable it to vote the preferred shares. The depositary will abstain from voting preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts.

Liquidation Preference. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of a depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares. The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares into whole common shares, other preferred shares or other shares of capital shares. We have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion. If conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the existing holders of at least a majority of the depositary shares evidenced by outstanding depositary receipts.

We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the depositary if (1) such termination is to preserve our status as a REIT or (2) a majority of each class of preferred shares affected by such termination consents to such termination. Upon termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed;

•

there has been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding-up and such distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares; or

•	each related preferred share shall have been converted into capital shares that are not represented by depositary shares.

Fees of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the depositary’s fees and expenses for any duties that holders request to be performed which are outside those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering to us notice of its resignation, and we may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous. The depositary will forward to holders of depositary receipts any reports and communications from us which it receives with respect to the related preferred shares. Neither us nor the depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

If the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

R ESTRICTIONS ON OWNERSHIP

Maintaining REIT Status

In order for us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. In addition, our capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. For purposes of restrictions on ownership, “capital shares” means our common shares and any securities convertible into common shares.

Because the board believes it is essential for us to continue to qualify as a REIT, our declaration of trust generally provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our total outstanding capital shares. Any transfer of shares will not be valid if it would:

•	create a direct or indirect ownership of shares in excess of 9.8% of our total outstanding capital shares;

•	result in shares being owned by fewer than 100 persons;

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or

•	result in our disqualification as a REIT.

Shares held by a person in excess of 9.8% of our total outstanding capital shares will automatically be deemed to be transferred to us as trustee of a trust for the exclusive benefit of the transferees to whom those shares may ultimately be transferred without violating the 9.8% ownership limit. Such excess shares shall be treated as treasury shares. While in trust, these shares will not be entitled to vote (except as required by law), and will not be entitled to participate in dividends or other distributions. All certificates representing capital shares will bear a legend referring to the restrictions described above.

These restrictions on ownership may have the effect of precluding the acquisition of control unless our board of trust managers and shareholders determine that maintenance of REIT status is no longer in our best interests.

Business Combinations

Our declaration of trust requires that except in certain circumstances, a business combination between us and a related person must be approved by the affirmative vote of the holders of not less than 80% of our outstanding common shares, including the affirmative vote of the holders of not less than 50% of the outstanding common shares not owned by the related person. However, the 50% voting requirement is not applicable if the business combination is approved by the affirmative vote of the holders of not less than 90% of our outstanding common shares. Our declaration of trust provides that a “business combination” is:

(1) any merger or consolidation, if and to the extent permitted by law, of us or our subsidiary, with or into a related person;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 35% of the book value of the total assets of us and our subsidiaries (taken as a whole) as of the end of the fiscal year ending prior to the time the determination is being made, to or with a related person;

(3) the issuance or transfer by us or our subsidiary (other than by way of a pro rata distribution to all shareholders) of any securities by us or our subsidiary to a related person;

(4) any reclassification of securities (including any reverse share split) or recapitalization by us, the effect of which would be to increase the voting power of the related person;

(5) the adoption of any plan or proposal for the liquidation or dissolution of us proposed by or on behalf of a related person which involves any transfer of assets, or any other transaction, in which the related person has any direct or indirect interest (except proportionally as a shareholder);

(6) any series or combination of transactions having, directly or indirectly, the same or substantially the same effect as any of the foregoing; and

(7) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.

A “related person” generally is defined in the declaration of trust to include any individual, corporation, partnership or other person and the affiliates and associates of any such individual, corporation, partnership or other person which individually or together is the beneficial owner in the aggregate of more than 50% of our outstanding common shares.

The 80% and 50% voting requirements outlined above will not apply, however, if:

(1) the trust managers by a vote of not less than 80% of the trust managers then holding office (a) have expressly approved in advance the acquisition of our common shares that caused the related person to become a related person or (b) have expressly approved the business combination prior to the date on which the related person involved in the business combination shall have become a related person; or

(2) the business combination is solely between us and another corporation, 100% of the voting stock of which is owned directly or indirectly by us; or

(3) the business combination is proposed to be consummated within one year of the consummation of a fair tender offer (as defined in the declaration of trust) by the related person in which the business combination, the cash or fair market value of the property, securities or other consideration to be received per share by all remaining holders of our common shares in the business combination is not less than the price offered in the fair tender offer;

(4) all of the following conditions shall have been met:

(a) the business combination is a merger or consolidation, the consummation of which is proposed to take place within one year of the date of the transaction pursuant to which such person became a related person and the cash or fair market value of the property, securities or other consideration to be received per share by all remaining holders of common shares in the business combination is not less than the highest per-share price, with appropriate adjustments for recapitalizations and for share splits and share dividends, paid by the related person in acquiring any of its holdings of our common shares, which shall constitute a “fair price;”

(b) the consideration to be received by such holders is either cash or, if the related person shall have acquired the majority of its holdings of our common shares for a form of consideration other than cash, in the same form of consideration with which the related person acquired such majority;

(c) after such person has become a related person and prior to consummation of such business combination:

•

there shall have been no reduction in the annual rate of dividends, if any, paid per share on our common shares (adjusted as appropriate for recapitalizations and for share splits, reverse share splits and share dividends), except any reduction in such rate that is made proportionately with any decline in our net income for the period for which such dividends are declared and except as approved by a majority of the trust managers continuing in office; and

•

such related person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by us prior to the consummation of such business combination (other than in connection with financing a fair tender offer); and

(d) proxy statement that conforms in all respects with the provisions of the Exchange Act and the rules and regulations thereunder shall be mailed to holders of our common shares at least 30 days prior to the consummation of the business combination for the purpose of soliciting shareholder approval of the business combination; or

(5) the “rights” (as defined below) shall have become exercisable.

If a person has become a related person and within one year after the date of the transaction pursuant to which the related person became a related person, which shall be considered as the “acquisition date,”

(1) a business combination meeting all of the requirements of paragraphs (4)(a)(b)(c) and (d) above regarding the applicability of the 80% voting requirement shall not have been consummated;

(2) a fair tender offer shall not have been consummated; and

(3) we have not been dissolved and liquidated,

then, in such event the beneficial owner of each common share (not including shares beneficially owned by the related person) shall have the right (each a “right” and collectively the “rights”) which may be exercised subject to certain conditions, commencing at the opening of business on the one-year anniversary date of the acquisition date and continuing for a period of 90 days thereafter, subject to certain extensions, to sell to us on the terms set forth herein one share upon exercise of such right. At 5:00 P.M., Houston, Texas time, on the last day of the exercise period, each right not exercised shall become void, all rights in respect thereof shall cease as of such time and the certificates shall no longer represent rights.

Stock Exchange Listing. Our Series D Cumulative Redeemable Preferred Shares and our Series E Cumulative Redeemable Preferred Shares are listed for trading on the New York Stock Exchange.

D ESCRIPTION OF DEBT SECURITIES

We will prepare and distribute a prospectus supplement that describes the specific terms of the debt securities. In this section of the prospectus, we describe the general terms we expect all debt securities will have. We also identify some of the specific terms that will be described in a prospectus supplement. Although we expect that any debt securities we offer with this prospectus will have the general terms we describe in this section, our debt securities may have terms that are different from or inconsistent with the general terms we describe here. Therefore, you should read the prospectus supplement carefully.

Any senior debt securities will be issued under a senior indenture dated as of May 1, 1995 between us and JPMorgan Chase Bank, as trustee, and any subordinated debt securities will be issued under a subordinated indenture dated as of May 1, 1995 between us and JPMorgan Chase Bank, as trustee. The term “trustee” as used in this prospectus refers to any bank that we may appoint as trustee under the terms of the applicable indenture, in its capacity as trustee for the senior securities or the subordinated securities.

We have summarized specific terms and provisions of the indentures. The summary is not complete. The indentures have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures because they, and not this description, fully define the rights of holders of debt securities. The indentures are subject to the Trust Indenture Act of 1939, as amended. To obtain copies of the indentures, see “Where You Can Find More Information” on page 36.

General

Unless otherwise provided in the prospectus supplement, the debt securities (whether senior or subordinated) will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of our present and future senior debt securities. See “—Subordinated Debt Securities” on page 14.

The indentures do not limit the amount of debt securities that we can offer. Each indenture allows us to issue debt securities up to the principal amount that may be authorized by us. We may issue additional debt securities without your consent. We may issue debt securities in one or more series. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

Without your consent, we may engage in a highly leveraged transaction, a restructuring, a transaction involving a change in control, or a merger or similar transaction that may adversely affect holders of debt securities. We will not list the debt securities on any securities exchange.

Additional Terms of Debt Securities

A prospectus supplement and any supplemental indentures relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the type and title of debt securities offered;

•	any limit upon the total principal amount of the series of debt securities;

•	the total principal amount and priority of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of and premium, if any, on the debt securities will be payable or the method of determining such date;

•	the interest rates (which may be fixed or variable) that the debt securities will bear, or the method for determining such rates;

•	the dates from which the interest on the debt securities will accrue and be payable, or the method of determining those dates;

•	the date or dates on which interest will be payable and the record date or dates to determine the persons who will receive payment;

•	the place where principal of, premium, if any, and interest, on the debt securities will be payable or at which the debt securities may be surrendered for registration of transfer or exchange;

•

the period or periods within which, the price or prices at which, the currency (if other than U.S. dollars) in which, and the other terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option, if we have that option;

•

the obligation, if any, we have to redeem or repurchase the debt securities pursuant to any sinking fund or similar provisions or upon the happening of a specified event or at the option of a holder; and the period or periods within which, the price at which, and the other terms and conditions upon which, such debt securities shall be redeemed or purchased, in whole or in part;

•	the denominations in which the debt securities are authorized to be issued;

•

if the amount of principal of, or premium, if any, or interest on, the debt securities may be determined with reference to an index or pursuant to a formula or other method, the method in which such amounts will be determined;

•	the amount or percentage payable if we accelerate the maturity of the debt securities, if other than the principal amount;

•	any changes to or additional events of default or covenants set forth in the indentures;

•	the terms of subordination, if any;

•	any special tax implications of the debt securities, including provisions for original issue discount securities;

•

provisions, if any, granting special rights to the holders of the debt securities if certain specified events occur; the circumstances, if any, under which we will pay additional amounts on the debt securities held by non-U.S. persons for taxes, assessments or similar charges;

•	whether the debt securities will be issued in registered or bearer form or both;

•

the date as of which any debt securities in bearer form and any temporary global security representing outstanding securities are dated, if other than the original issuance date of the debt securities;

•	the forms of the securities and interest coupons, if any, of the series;

•	if other than the trustee under the applicable indenture, the identity of the registrar and any paying agent for the debt securities;

•	any means of defeasance or covenant defeasance that may be specified in the debt securities;

•

whether the debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary or its nominee, if any, for the global security or securities and the circumstances under which beneficial owners of interest in the global security may exchange those interests for certificated debt securities to be registered in the name of, or to be held by, the beneficial owners or their nominees;

•

if the debt securities may be issued or delivered, or any installation of principal or interest may be paid, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture, the form of those certificates, documents or conditions;

•	any definitions for the debt securities for that series that are different from or in addition to the definitions included in the applicable indentures;

•

in the case of the subordinated indenture, the relative degree to which the debt securities shall be senior to or junior to other securities, whether currently outstanding or to be offered in the future, and to other debt, in right of payment;

•	whether the debt securities are to be guaranteed and, if so, by identity of the guarantors and the terms of the guarantees;

•	the terms, if any, upon which the debt securities may be converted or exchanged into or for our common shares, preferred shares or other securities or property;

•	any restrictions on the registration, transfer or exchange of the debt securities; and

•	any other terms consistent with the indenture.

Denominations, Interest, Registration and Transfer

Unless the prospectus supplement states differently, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000. Unless the prospectus supplement states otherwise, the debt securities of any series issued in bearer form will be issuable in denominations of $5,000.

Unless otherwise provided in the applicable prospectus supplement, the trustee will pay the principal of and any premium and interest on the debt securities and will register the transfer of any debt securities at its offices. However, at our option, we may distribute interest payments by mailing a check to the address of each holder of debt securities that appears on the register for the debt securities.

Any interest on a debt security not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder on the applicable regular record date. This defaulted interest may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest. We will set the special record date and give the holder of the debt security at least 10 days’ prior notice. In the alternative, this defaulted interest may be paid at any time in any other lawful manner, all as fully described in the applicable indenture.

Subject to any limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender to the applicable trustee of the debt securities. In addition, subject to any limitations imposed upon debt securities issued in book-entry form, a holder may surrender the debt securities to the trustee for conversion or registration of transfer. Every debt security surrendered for conversion, registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer from the holder. A holder will not have to pay a service charge for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

If the prospectus supplement refers to any transfer agent, in addition to the applicable trustee that we initially designated with respect to any series of debt securities, we may at any time rescind the designation of the transfer agent or approve a change in the location through which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities.

Neither we nor the trustee will be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the holder’s option, except the portion, if any, of the debt security not to be repaid.

Senior Debt Securities

Any additional senior debt securities we issue will rank equally in right of payment with the senior debt securities offered by this prospectus and the applicable prospectus supplement. Further, the senior indenture does not prohibit us from issuing additional debt securities that may rank equally in right of payment to the senior debt securities. Any senior debt securities offered pursuant to the senior indenture will be senior in right of payment to all subordinated debt securities issued under the subordinated indenture.

Subordinated Debt Securities

The subordinated debt securities will have a junior position to all of our senior debt. Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our properties; or

•	we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

The subordinated indenture will not limit the amount of senior debt that we may incur. All series of subordinated debt securities as well as other subordinated debt issued under the subordinated indenture will rank equally with each other in right of payment.

The subordinated indenture prohibits us from making a payment of principal, premium, interest or sinking fund payments for the subordinated debt securities during the continuance of any default on senior debt or any default under any agreement pursuant to which the senior debt was issued beyond the grace period, unless and until the default on the senior debt is cured or waived.

Upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding, the holders of all senior debt securities will first be entitled to receive payment in full of the principal, any premium and interest due on the senior debt before the holders of the subordinated debt securities are entitled to receive any payment. Because of this subordination, if we become insolvent, our creditors who are not holders of senior debt or of the subordinated debt securities may recover less, ratably, than holders of senior debt but may recover more, ratably, than holders of the subordinated debt securities.

Global Certificates

Unless the prospectus supplement otherwise provides, we will issue debt securities as one or more global certificates that will be deposited with The Depository Trust Company. Unless otherwise specified in the applicable prospectus supplement, debt securities issued in the form of a global certificate to be deposited with DTC will be represented by a global certificate registered in the name of DTC or its nominee. This means that we will not issue certificates to each holder. Generally, we will issue global securities in the total principal amount of the debt securities in a series. Debt securities in the form of a global certificate may not be transferred except as a whole among DTC, its nominee or a successor to DTC and any nominee of that successor.

We may determine not to use global certificates for any series. In that event, we will issue debt securities in certificated form.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Those laws and some conditions on transfer of global securities may impair the ability to transfer interests in global securities.

Ownership of Global Securities

So long as DTC or its nominee is the registered owner of a global security, that entity will be the sole holder of the debt securities represented by that instrument. Both we and the trustee are only required to treat DTC or its nominee as the legal owner of those securities for all purposes under the indentures.

Unless otherwise specified in this prospectus or the prospectus supplement, no actual purchaser of debt securities represented by a global security will be entitled to receive physical delivery of certificated securities or will be considered the holder of those securities for any purpose under the indentures. In addition, no actual purchaser will be able to transfer or exchange global securities unless otherwise specified in this prospectus or the prospectus supplement. As a result, each actual purchaser must rely on the procedures of DTC to exercise any rights of a holder under the applicable indenture. Also, if an actual purchaser is not a DTC participant, the actual purchaser must rely on the procedures of the participant through which it owns its interest in a global security.

The Depository Trust Company

DTC acts as securities depositary for debt securities. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provision of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the debt securities, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

To facilitate subsequent transfers, all debt securities deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

Initial settlement for the global debt securities will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the debt securities among participants of DTC, it is under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

The trustee will not recognize you as a holder under the indentures, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a debt security if one or more of the direct participants to whom the debt security is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge debt securities to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your debt securities.

Certificated Debt Securities

Unless and until they are exchanged, in whole or in part, for debt securities in definitive form in accordance with the terms of the debt securities, debt securities may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or nominee of DTC to a successor of DTC or a nominee of such successor.

We will issue debt securities to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days;

•

there has occurred and is continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default, in which case we will issue debt securities to a holder of a beneficial interest in the debt securities at the request of that beneficial holder; or

•	we, at our option, elect to terminate use of the book-entry system through DTC.

If any of the above events occurs, DTC is required to notify all direct participants that debt securities in fully certificated registered form are available through DTC. DTC will then surrender the global debt securities along with instructions for re-registration. The trustee will re-issue the debt securities in full certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the senior indenture.

Transfer or Exchange of Debt Securities

You may transfer or exchange debt securities (other than global securities) without a service charge at the corporate trust office of the trustee. You may also surrender debt securities (other than global securities) for conversion or registration of transfer without a service charge at the corporate trust office of the trustee. You must execute a proper form of transfer and pay any taxes or other governmental charges resulting from that action.

Transfer Agent

If we designate a transfer agent (in addition to the trustee) in a prospectus supplement, we may at any time rescind this designation or approve a change in the location through which any such transfer agent acts. We will, however, be required to maintain a transfer agent in each place of payment for a series of debt securities. We may at any time designate additional transfer agents for a series of debt securities.

Certain Covenants

Under the indentures, we are required to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year certifying our compliance with all of our obligations under the indentures;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium;

•	maintain an unencumbered total asset value (as defined in the indentures) in an amount of not less than 100% of the aggregate principal amount of all our outstanding debt;

•

except as described under “—Merger, Consolidation and Sale of Assets,” do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (declaration of trust and statutory) and franchises, unless the board of trust managers determines that the preservation thereof is no longer desirable in the conduct of our business;

•

cause all of our material properties used or useful for the conduct of our business to be maintained and kept in good condition, repair and working order and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of our material properties to be made, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

•

keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if such insurer has publicly rated debt, the rating for such debt must be at least investment grade with the nationally recognized rating agencies; pay or discharge or cause to be paid or discharged, before they shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, we are not required to pay or discharge any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith; and

•

transmit by mail to all holders of debt securities, without cost to such holders, and file with the trustee copies of the annual reports, quarterly reports and other documents which we file with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act.

Under the indentures, we may not:

•

incur or permit a subsidiary to incur any debt (as defined in the indentures) which causes the aggregate principal amount of all our outstanding debt to become greater than 60% of the sum of (1) our total assets (as defined in the indentures) at the end of the calendar quarter covered in our then most recent 10-K or 10-Q and (2) the purchase price of any real estate assets or mortgages receivable acquired and any securities offering proceeds received since the end of such calendar quarter to the extent such proceeds were not used by us to acquire real estate assets or mortgages receivable or used to reduce debt;

•

incur or permit a subsidiary to incur any debt if our ratio of consolidated income available for debt service (as defined in the indentures) to the annual service charge (as defined in the indentures) shall have been less than 1.5 for the four quarters then most recently ended; and

•

incur any debt or permit a subsidiary to incur any debt secured by any mortgage lien, charge, pledge, encumbrance or security interest in which the aggregate principal amount of all our outstanding secured debt is greater than 40% of our total assets.

Events of Default, Notice and Waiver

Events of default under the indentures for any series of debt securities include:

•	failure for 30 days to pay interest on any debt securities of that series;

•	failure to pay principal of, or premium, if any, on any debt securities of that series;

•	failure to pay any sinking fund payment when due;

•

failure to perform or breach of any covenant or warranty contained in the indentures (other than a covenant added to the indentures solely for the benefit of a particular series of debt securities), which continues for 60 days after written notice as provided in the indenture;

•	default under any of our other debt instruments with an aggregate principal amount outstanding of at least $10,000,000; or

•	events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the debt securities of the series may declare the entire principal of that series due and payable immediately. If an event of default occurs due to bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or trustee, no advance notice of acceleration is required; acceleration is automatic.

Each indenture provides that, if an event of default has occurred, the trustee is to use the degree of care a prudent person would use in the conduct of his own affairs. Subject to those provisions, the trustee is under no obligation to exercise any of its rights or powers under an indenture at the request of any of the holders of the debt securities of a series unless they have furnished to the trustee reasonable security or indemnity.

Each indenture provides that, after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid, or deposited with the trustee a sum sufficient to pay:

•	all overdue interest on all debt securities of the applicable series;

•

the principal of and premium, if any, on any debt securities of the applicable series which have become due other than by such declaration of acceleration, plus interest thereon at the rate borne by the debt securities;

•	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the debt securities; and

•	all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of principal of the debt securities which have become due solely by such declaration of acceleration, have been cured or waived.

The trustee is required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of, and premium, if any, or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if the trustee considers such withholding to be in the interest of the holders.

Limitation on Suits

The indentures limit the right of holders of debt securities to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless:

•	the holder has given written notice to the trustee of default under the terms of that series of debt;

•

the holders of not less than 25% of the aggregate principal amount of debt securities of that series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

•	the trustee has not commenced an action within 60 days of receipt of the notice, request and offer of indemnity; and

•	no direction inconsistent with a request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities.

The holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee with respect to the securities of any series; provided, however, that

•	the direction does not conflict with any rule of law or an indenture,

•	the trustee may take any action it deems proper and which is consistent with the direction of the holders; and

•	the trustee is not required to take any action that would unduly prejudice the holders of the debt securities not taking part in the action or would impose personal liability on the trustee.

Modification of the Indentures

In order to change or modify an indenture, we must obtain the consent of holders of at least a majority in principal amount of all outstanding debt securities affected by that change. The consent of holders of at least a majority in principal amount of each series of outstanding debt securities is required to waive compliance by us with specific covenants in an indenture. We must obtain the consent of each holder affected by a change:

•	to extend the maturity, or to reduce the principal, redemption premium or interest rate;

•	change the place of payment, or the coin or currency, for payment;

•	limit the right to sue for payment; or

•

reduce the level of consents needed to approve a change to an indenture; or modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required level of consents needed to approve a change to an indenture.

Defeasance

Unless stated otherwise in a prospectus supplement, we will be able to discharge our obligations under debt securities at any time by taking the actions described below. The discharge of all obligations using this process is known as “defeasance.” If we defease debt securities, all obligations under the series of debt securities that is defeased will be deemed to have been discharged, except for:

•

the rights of holders of outstanding debt securities to receive, solely from funds deposited for this purpose, payments in respect of the principal of, premium, if any, and interest on those debt securities when the payments are due;

•

the obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

We will also be able to free ourselves from certain covenants that are described in the indentures by taking the actions described below. The discharge of obligations using this process is known as “covenant defeasance.” If we defease covenants under debt securities, then certain events (not including non-payment, enforceability of any guarantee, bankruptcy and insolvency events) described under “—Events of Default, Notice and Waiver” will no longer constitute an event of default with respect to the debt securities.

Unless stated otherwise in a prospectus supplement, in order to exercise either defeasance or covenant defeasance as to the outstanding debt securities of a series:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of the applicable series, an amount in (1) currency in which those debt securities are then specified as payable at maturity, (2) government securities (as defined in the applicable indenture) or (3) any combination thereof, as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the principal of, premium, if any, and interest on the debt securities of the applicable series on the stated maturity of such principal or installment of principal or interest and any mandatory sinking fund payments;

•	in the case of defeasance, we will deliver to the trustee an opinion of counsel confirming that either:

•	we have received from, or there has been published by, the Internal Revenue Service a ruling, or

•	since the date we issued the applicable debt securities, there has been a change in the applicable federal income tax law,

the effect of either being that the holders of the outstanding debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•

in the case of covenant defeasance, we will deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

no default or event of default shall have occurred and be continuing on the date of such deposit or insofar as Sections 501(6) and 501(7) of the indentures are concerned, at any time during the period ending on the 91st day after the date of deposit;

•

the defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•

we will deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for that relate to either the defeasance or the covenant defeasance, as the case may be, have been met; and

•

we will deliver to the trustee an opinion of counsel to the effect that either (1) as a result of the deposit pursuant to the first bullet in this paragraph and the election to defease, registration is not required under the Investment Company Act of 1940, as amended, with respect to the trust funds representing the deposit, or (2) all necessary registrations under the Investment Company Act have been effected.

Conversion

Debt securities may be convertible into or exchangeable for common shares or preferred shares. The prospectus supplement will describe the terms of any conversion rights. To protect our status as a REIT, debt securities are not convertible if, as a result of that conversion, any person would then be deemed to own, directly or indirectly, more than 9.8% of our capital shares. See “Restrictions On Ownership” on page 8.

Merger, Consolidation and Sale of Assets

Each indenture generally permits us to consolidate or merge with another entity. The indentures also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will only consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of trust managers or any of our officers may be done by the board or officers of the successor entity.

Modifications and Amendments

Unless stated otherwise in a prospectus supplement, we and the trustee may modify and amend either indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security of all series affected by the modification or amendment:

•	change the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

•	change the currency in which the principal or premium, if any, of any debt security or the interest thereon is payable;

•

reduce the percentage in principal amount of outstanding debt securities of any series for which the consent of the holders is required for any such supplemental indenture, or for any waiver of compliance with certain provisions of the indenture or certain defaults; or

•

modify any of the provisions that relate to supplemental indentures and that require the consent of holders, that relate to the waiver of past defaults, that relate to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding debt securities required to take such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby.

Unless we say otherwise in a prospectus supplement, we and the trustee may modify and amend either indenture without the consent of the holders if the modification or amendment does only the following:

•	evidences the succession of another person to us and the assumption by any such successor of any covenants under the indenture and in the debt securities of any series;

•	adds to our covenants for the benefit of the holders of all or any series of debt securities or surrenders any of our rights or powers;

•	adds any additional event of default for the benefit of the holders of all or any series of debt securities;

•

adds or changes any provisions to the extent necessary to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium or interest on bearer securities, to permit bearer securities to be issued in exchange for registered securities or bearer of securities of other authorized denominations, or to permit or facilitate the issuance of securities in uncertificated form;

•	changes or eliminates any provision affecting only debt securities not yet issued;

•	secures the debt securities of any series;

•	establishes the form or terms of debt securities of any series not yet issued;

•

evidences and provides for successor trustees or adds or changes any provisions of the indenture to the extent necessary to permit or facilitate the appointment of a separate trustee or trustees for specific series of debt securities;

•

cures any ambiguity, corrects or supplements any provisions which may be defective or inconsistent with any other provision, or makes any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with the provisions of the indenture; provided, however, that no such modification or amendment may adversely affect the interest of holders of debt securities of any series then outstanding in any material respect; or

•

supplements any provision of the indenture to such extent as shall be necessary to permit the facilitation of defeasance and discharge of any series of debt securities; provided, however, that any such action may not adversely affect the interest of holders of debt securities of any series then outstanding in any material respect.

Original Issue Discount

We may issue debt securities under either indenture for less than their stated principal amount. Such securities may be treated as “original issue discount securities,” and they may be subject to special tax consequences. In addition, some debt securities that are offered and sold at their stated principal amount may, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. We will describe the federal income tax consequences and other special consequences applicable to securities treated as original issue discount securities in the prospectus supplement relating to such securities. “Original issue discount security” generally means any debt security that:

•	does not provide for the payment of interest prior to maturity; or

•	is issued at a price lower than its face value and provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

Governing Law

Unless stated otherwise in a prospectus supplement, each indenture and the debt securities will be governed by the laws of the State of New York.

D ESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred shares or common shares. We may issue warrants independently or together with debt securities, preferred shares or common shares or attached to or separate from the offered securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the type and number of securities purchasable upon exercise of such warrants;

•	the designation and terms of the other offered securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protection;

•	a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the preferred shares or common shares purchasable upon such exercise may be entitled.

Each warrant will entitle the holder to purchase for cash such number of preferred shares or common shares, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. time on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

F EDERAL INCOME TAX CONSEQUENCES

This section summarizes the material federal income tax issues that you, as a holder of our securities, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. Locke Liddell & Sapp LLP has acted as our special tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our securities. The discussion does not address all aspects of taxation that may be relevant to a particular holder of our securities in light of their personal investment or tax circumstances, or to certain types of holders of our securities that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals or foreign corporations.

The statements in this section and the opinion of Locke Liddell & Sapp LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our securities and of our taxation as a REIT. Specifically, you should consult your own tax advisor regarding the state, local, foreign, and other tax consequences of such ownership and taxation, and regarding potential changes in applicable tax laws.

Taxation of our Company

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 1985. We believe that we have been organized and have operated in such a manner so as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT. These laws are highly technical and complex.

In the opinion of Locke Liddell & Sapp LLP, we qualified to be taxed as a REIT for our taxable year ended December 31, 2003, and our organization and currently proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2004. Investors should be aware that Locke Liddell & Sapp LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us, including representations regarding the nature of our properties and the conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Locke Liddell & Sapp LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Locke Liddell & Sapp LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•	We will pay income tax at the highest corporate rate on:

•	Net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	Other non-qualifying income from foreclosure property.

•	We will pay 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•

The gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test; multiplied, in each case, by

•	A fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% or our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from the earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•

We may elect to retain any pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	The amount of gain that we recognize at the time of the sale or disposition; and

•	The amount of gain we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

A REIT is a corporation, trust or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors;

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5.	At least 100 persons are beneficial owners of its shares or ownership certificates;

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year;

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status; and

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our outstanding common shares are owned by a sufficient number of investors and in appropriate proportions to permit us to satisfy the share ownership requirements. To protect against violations of the share ownership requirements, our declaration of trust generally provides that no person is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.8% of our outstanding common shares. In addition, our declaration of trust contains restrictions on transfers of capital shares, as well as provisions that automatically convert common shares into excess securities to the extent that the ownership otherwise might jeopardize our REIT status. These restrictions, however may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the 50% requirement described above, we will be treated as having met this requirement. See the section below entitled “—Failure to Qualify.”

To monitor our compliance with the share ownership requirements, we are required to and we do maintain records disclosing the actual ownership of our common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

We currently satisfy, and expect to continue to satisfy, the share ownership requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	Rents from real property;

•	Interest on loans secured by real property;

•	Dividends or other distributions on, and gains from the sale of, shares in other REITs;

•	Gain from the sale of real estate assets;

•

Income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital;

•	Income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property;

•	Abatements and refunds of real property taxes; and

•	Amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

Are fixed at the time the leases are entered into;

Are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

Conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We generally do not intend to lease property and receive rentals based on the tenant’s income or profit.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”) other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person.

As described above, we may own up to 100% of the stock of the stock of one or more taxable REIT subsidiaries. As an exception to the related party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary, (2) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and (3) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

Third, the rent attributable to the personal property leased in connection with the lease of a party must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”).

Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income or through a taxable REIT subsidiary. However, we need not provide services through an “independent contractor,” but instead may provide services directly or indirectly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of noncustomary services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties.

We believe that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We do not intend to provide services that might be considered rendered primarily for the convenience of the tenants. Consequently, we believe that substantially all of our rental income will be qualifying income under gross income tests, and that our provision of services will not cause the rental income to fail to be included under that test.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test.

In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead may be treated as interest that qualifies for the 95% gross income test.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by being based on a fixed percentage or percentages of receipts of sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

That is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	For which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	For which the REIT makes a proper election to treat the property as foreclosure property.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day;

On which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

On which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

Which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT does not derive or receive any income.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws Those relief provisions generally will be available if:

•	Our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	We attach a schedule of the sources of our income to our tax return; and

•	Any incorrect information on the schedule was not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 90%, of our gross income exceeds the amount of qualifying income under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	shares in other REITs; and

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of securities, other than government securities and securities that constitute real estate assets.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a corporation of which we own no equity interest or of a partnership if we own at least a 20% profits interest in the partnership).

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset test at the end of a calendar quarter, we will not lose our REIT status if:

•	We satisfied the asset tests at the end of the preceding calendar quarter; and

•

The discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	The sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income for prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designated to disclose the actual ownership of our outstanding shares. We have complied, and intend to continue to comply, with these requirements.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxable REIT Subsidiaries

As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. We and our corporate subsidiary must elect for the subsidiary to be treated as a taxable REIT subsidiary. A corporation of which a qualifying taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or you transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

P LAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents or underwriters compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

We may also engage certain companies to act as our agent ( Offering Agent) for one or more offerings, from time to time, of our common shares. If we reach agreement with an Offering Agent with respect to a specific offering, including the number of common shares and any minimum price below which sales may not be made, then the Offering Agent will try to sell such common shares on the agreed terms. The Offering Agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. The Offering Agent will be deemed to be an underwriter within the meaning of the Securities Act, with respect to any sales effected through an at-the-market offering.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

L EGAL MATTERS

Unless otherwise noted in a prospectus supplement, Locke Liddell & Sapp LLP, Dallas, Texas, will pass on the legality of the securities offered through this prospectus and certain tax matters. Counsel for any underwriters or agents will be noted in the applicable prospectus supplement.

E XPERTS

The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003, as amended in the Current Report on Form 8-K filed on September 8, 2004, and the Current Report on Form 8-K filed on September 9, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

W HERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. In addition, you may read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or at the SEC’s Public Reference Room at Room 1200, 450 Fifth Street, N.W., Washington, D.C. 20549. Our website address is www.weingarten.com.

This prospectus is only part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that we have excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or document. You may inspect or obtain a copy of the registration statement, including exhibits and schedules, as described in the previous paragraph.

I NCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supercedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Items 2.02 or 7 of Form 8-K):

•	Annual Report on Form 10-K for the year ended December 31, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

•	Current Report on Form 8-K filed with the SEC under Item 8.01 on September 8, 2004.

•	Current Report on Form 8-K filed with the SEC under Item 2.01 on September 9, 2004.

•	Schedule 14A filed with the SEC on March 17, 2004.

•	The description of our common shares of beneficial interest contained in our registration statement on Form 8-A filed March 17, 1988.

•	The description of our 6.75% Series D Cumulative Redeemable Preferred Shares contained in our registration statement on Form 8-A filed April 17, 2003.

•	The description of our 6.95% Series E Cumulative Redeemable Preferred Shares contained in our registration statement on Form 8-A filed on July 8, 2004.

You may request copies of these filings at no cost by writing or telephoning our Investor Relations Department at the following address and telephone number:

Weingarten Realty Investors

2600 Citadel Plaza Drive

Suite 300

Houston, Texas 77008

(713) 866-6000.

Depositary Shares

Depositary Shares of Beneficial Interest

Each representing 1/100 of a Share of 6.50% Series F Cumulative

Redeemable Preferred Shares

PROSPECTUS SUPPLEMENT

June     , 2008

Wachovia Securities